                                                                     EXHIBIT 99

FOR IMMEDIATE RELEASE                             CONTACT:      Meredith Dobbs
SKTV/PR38                                         TEL.: (813) 572-8585 x 7363
                                                  December 19, 1996


              MERGER OF SILVER KING COMMUNICATIONS, HOME SHOPPING
              NETWORK AND SAVOY PICTURES APPROVED BY SHAREHOLDERS

                 -- Mergers to be Completed by Friday, 12/20 --

             -- Combined Company, HSN, Inc., to Trade on NASDAQ --

NEW YORK, NY Shareholders of Silver King Communications, Inc. (NASDAQ: SKTV), Home Shopping Network, Inc. (NYSE: HSN) and Savoy Pictures Entertainment, Inc. (NASDAQ: SPEI) each voted today to approve the merger of the three companies. Additionally, shareholders of Silver King voted to change the name of Silver King Communications, the surviving entity, to HSN, Inc. Beginning Monday, December 23, 1996, the combined company will trade on the NASDAQ under the symbol "HSNI."


Savoy's merger into Silver King will be effective at the close of business today. The merger of Silver King and Home Shopping Network is expected to be effective at the close of business tomorrow, Friday, December 20, 1996.

"It has taken us more than a year to bring the consolidation of these three companies to their respective shareholders for a vote," stated HSN, Inc. Chairman Barry Diller. "FCC delays, negotiations, independent committees, lawyers' drafts, redrafts, Board approvals, FCC approvals and the normal rigamarole attendant to transactions takes a toll on more than time. But, finally, and undimmed, we have one company with a strong balance sheet in interesting businesses and with a great appetite for growth, both in our current business lines and opportunistically through acquisition."

                                         SHAREHOLDERS APPROVE SILVER KING, HOME
                                              SHOPPING NETWORK AND SAVOY MERGER
                                                                    page 2 of 4


James Held, Vice Chairman of HSN, Inc. and President and CEO of Home Shopping Network, stated, "Home Shopping Network will succeed in achieving our set goal of a $100 million EBITDA run rate for 1996, and anticipates strong continued growth in 1997, domestically and internationally, including the launch of a new program venture, America's Jewelry Store. And Silver King, the largest broadcast group in the country not affiliated with a network, represents a true opportunity. Over the next several years we will maximize the group's value, on a market-by-market basis, through partnerships, sale, acquisition and a managed implementation of our programming plans. These plans include a tightly-marketed original local production format designed to thrive in a fractionalized broadcast world, attracting long under-appreciated local advertisers as well as encouraging a growth in direct sales programming in conjunction with Home Shopping Network."

Home Shopping Network's pioneering electronic retailing business reaches approximately 70 million cable, broadcast and satellite households with its 24-hour programming. On January 1, 1997, Home Shopping Network will launch America's Jewelry Store (AJS), a 24-hour television channel devoted exclusively to the sale of quality jewelry. Jewelry already represents Home Shopping Network's largest and most profitable category, and the Company is regarded for its competitive prices, expert knowledge and exceptional selection. In 1996, Home Shopping Network announced strategic investments in H.O.T., the leading home shopping service in Germany, and SHOP Channel, a new home shopping service in Japan. The Company is also initiating a $35 million infrastructure build-up designed to position HSN as a leading player in electronic commerce fulfillment as it develops into an industry over the next five years.

                                         SHAREHOLDERS APPROVE SILVER KING, HOME
                                              SHOPPING NETWORK AND SAVOY MERGER
                                                                    page 3 of 4



Silver King's television broadcast group, the sixth-largest in the nation, owns and operates 12 independent full-power UHF broadcast stations in 11 major markets, reaching approximately 29 million television households. The stations serve 10 of the 16 largest markets in the United States, including New York, Los Angeles, Chicago and Philadelphia. Silver King also has minority interests, ranging from 33-49 percent, in stations in seven major markets, including San Francisco and Washington, D.C., which reach an additional 10 million U.S. television households.

SF Broadcasting owns, in partnership with Fox, and operates VHF Fox affiliates in Honolulu, New Orleans, Mobile and Green Bay. These stations are already demonstrating growth from their initial conversion to Fox, as evidenced by the latest Nielson ratings which ranked KHON-Honolulu first in its market and the number one Fox affiliate nationally. SF Broadcasting is currently exploring additional station opportunities in adjoining markets as a basis for regional group marketing and operations efforts.

The Internet Shopping Network (ISN) was the first large-scale enterprise to embrace the Internet as a medium for conducting commerce. Today it is one of the largest on-line computer retailers, offering over 40,000 computer hardware and software products, many downloadable directly into customers computers. ISN is currently expanding its product selection to target the needs of small and home businesses.

Vela Research develops and markets high technology digital audio-video MPEG compression/decompression products to the cable, broadcast, computer and telecommunications industries.

                                         SHAREHOLDERS APPROVE SILVER KING, HOME
                                              SHOPPING NETWORK AND SAVOY MERGER
                                                                    page 4 of 4




In addition to approving the mergers, shareholders of Silver King today elected a new Board of Directors and voted in favor of the other proposals submitted to shareholders as part of the Company's Annual Meeting. The new Board of Directors consists of Chairman Barry Diller and Messrs. Victor Kaufman, who will serve in the Office of the Chairman, John Oxendine, Chairman of Blackstar Communications, Bruce Ramer, attorney and principal of the law firm of Gang, Tyre, Ramer & Brown, Sidney Sheinberg, a partner of The Bubble Factory, and Richard Snyder, Chairman, CEO and President of Golden Books Family Entertainment. Following completion of the merger with Home Shopping Network, the Board is expected to elect Messrs. Held, Eli Segal, former Assistant to the President of the United States, and General H. Norman Schwarzkopf as directors, completing the new HSN, Inc. Board of Directors.

Under the terms of the merger, holders of Home Shopping Network Common Stock will receive 0.45 of a share of HSNI (formerly Silver King) Common Stock for each share of Home Shopping Network Common Stock. Holders of Savoy Common Stock will receive 0.14 of a share of HSNI Common Stock for each share of Savoy Common Stock. Options and convertible securities of Home Shopping Network and Savoy will be exercisable or convertible, pursuant to their terms, into shares of HSN, Inc. Common Stock at the applicable ratios.

                                     # # #